CHIRON GUERNSEY HOLDINGS L.P. INC.
EXECUTIVE EQUITY INCENTIVE PLAN
PROFITS INTEREST UNIT AWARD AGREEMENT
This Profits Interest Unit Award Agreement (this “Agreement”), is made as of [_______], 2011 (hereinafter referred to as the “Date of Grant”), between Chiron Guernsey Holdings L.P. Inc., a Guernsey limited partnership (the “Partnership”), and Joe Woody (the “Participant”):
R E C I T A L S:
WHEREAS, the Partnership has adopted the Chiron Guernsey Holdings L.P. Inc. Executive Equity Incentive Plan, as amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement (capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan or in the LP Agreement, as applicable
WHEREAS, the Participant is employed by or otherwise provides services to the Partnership or an Affiliate thereof;
WHEREAS, the Participant has agreed to pay the Partnership $0.01 in the aggregate pursuant to Guernsey Law in consideration for the award of Profits Interest Units set forth herein, the receipt of which is hereby acknowledged;
WHEREAS, the General Partner has determined that it would be in the best interests of the Partnership to make the award of Profits Interest Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein; and
WHEREAS, the award set forth herein is designed to compensate the Participant for his time and commitment in the performance of services to the Partnership or an Affiliate thereof by providing the Participant with a share of the appreciation and profits of the Partnership with respect to periods beginning after the date hereof.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Award of Profits Interest Units.
(a)    Profits Interest Units. Subject to the terms and conditions of this Agreement and the Plan, the Partnership hereby grants to the Participant an award of 2,288,495.714 Profits Interest Units, with a Distribution Threshold of $1,714,808,674.06, in each case subject to adjustment as set forth in the Plan and this Agreement. The Profits Interest Units shall vest in accordance with Section 2 of this Agreement.
(b)    Distributions. Distributions in respect of Profits Interest Units shall be made to the Participant in accordance with the provisions of the LP Agreement.
2.    Vesting. The Profits Interest Units granted to the Participant shall vest in accordance with this Section 2. 208,045.065 Profits Interest Units shall be fully vested and nonforfeitable on the Date of Grant (the “Immediately Vested Interests”). The remaining 2,080,450.649 Profits Interest Units shall be unvested on the Date of Grant and, except as provided in Section 4, shall vest as follows:
(a)    Time Vesting Units: With respect to 50% of the Profits Interest Units subject to vesting under this Agreement (excluding, for the avoidance of doubt, the Immediately Vested Interests) (the “Time Vesting Units”), subject to a Participant’s continued employment through the applicable vesting date, 25% of the Time Vesting Units will cliff vest on the first anniversary of the date of grant and the remaining 75% of the Time Vesting Units will then vest ratably on a quarterly basis (e.g., every 3 months thereafter) over the following 12 quarters (36 months) thereafter (therefore, in normal course, the Time Vesting Units will fully vest over the four years from date of grant). All Time Vesting Units, not previously forfeited, (subject to Section 4(a)), will vest upon the consummation of a Change of Control. For the avoidance of doubt, 1,040,225.324 Profits Interest Units granted hereunder are Time Vesting Units.
(b)    Performance Vesting Units: With respect to the remaining 50% of the Profits Interest Units subject to vesting under this Agreement (excluding, for the avoidance of doubt, the Immediately Vested Units) (the “Performance Vesting Units”), the Performance Vesting Units will vest as follows, subject to a Participant’s continued employment through the applicable vesting date (except as otherwise provided in Section 3 or 4 below):

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1/3 of the Performance Vesting Units will vest upon the later of (x) the Sponsors receiving aggregate cash amounts representing a multiple of cumulative Sponsor invested capital (excluding, for the avoidance of doubt, any Participant investments in Class A-2 Interests of the Partnership) (“MOIC”) equal to 1.5x and (y) the occurrence of a Change of Control, an Initial Public Offering or a Qualifying Leveraged Recapitalization (as defined below);

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1/3 of the Performance Vesting Units will vest upon the later of (x) the Sponsors receiving aggregate cash amounts representing a MOIC equal to 2.0x and (y) (if not having previously occurred) the occurrence of a Change of Control, an Initial Public Offering or a Qualifying Leveraged Recapitalization; and

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1/3 of the Performance Vesting Units will vest upon the later of (x) the Sponsors receiving aggregate cash amounts representing a MOIC equal to 2.5x and (y) (if not having previously occurred) the occurrence of a Change of Control, an Initial Public Offering or a Qualifying Leveraged Recapitalization.

The General Partner shall determine what MOIC, if any, is attained in respect of the aggregate cash amounts received by the Sponsors.

If not previously forfeited, unvested Performance Vesting Units shall be forfeited upon the final disposition by the Sponsors of all their Class A-1 Interests of the Partnership.

For purposes of calculating MOIC, Marketable Securities shall be treated as cash.

For the avoidance of doubt, 1,040,225.325 Profits Interest Units granted hereunder are Performance Vesting Units.

“Qualifying Leveraged Recapitalization” shall mean one or more leveraged recapitalizations of the Partnership resulting in aggregate distributions to the Partners in an amount equivalent to a MOIC of 1.5x.

3.    General Termination of Employment Provisions:
(a)    All vesting of Profits Interest Units will cease immediately upon a Participant no longer being employed by the Employer for any reason other than due to termination by the Employer without Cause or resignation by the Participant for Good Reason, and in such case all unvested Profits Interest Units will be automatically canceled without consideration and forfeited on such date.
(b)    Termination without Cause or by the Participant for Good Reason: Subject to the provisions of Section 4, all vesting of Profits Interest Units will cease immediately upon a Participant’s termination of employment by the Employer without Cause or by the Participant for Good Reason and all unvested Profits Interest Units will be automatically cancelled without consideration and forfeited on such date except that (i) with respect to Time Vesting Interests, the Participant will vest with respect what would have vested on the next scheduled vesting date (e.g., 25% in the event of termination prior to the first anniversary or what would have vested on the next quarterly vesting date in the case of a termination after the first anniversary) and (ii) with respect to Performance Vesting Interests (except for certain Transition Terminations in connection either with a Divestiture or Reorganization (each as described in Section 4)), in the event that a transaction or transactions occur within the 6 month period following such a termination of employment which would have resulted in vesting of any portion of the Performance Vesting Interests, the Participant shall be deemed vested in those interests.
4.    Special Vesting Provisions

(a)    Change of Control: All Time Vesting Interests, not previously forfeited, will vest upon the consummation of a Change of Control. In the event a Change of Control occurs within 105 days following a Participant’s termination of employment by the Employer without Cause or by the Participant for Good Reason, the Participant shall be deemed to vest in all of his or her Time Vesting Interests (i.e., disregarding the prior termination of employment for such purposes)
(b)    Divestiture. In the event of a Transition Termination occurring in connection with a Divestiture, then:
(i) With respect to the Time Vesting Units, if the Participant was employed in connection with the business unit involved in the Divestiture and if (A) such Participant continues (or offers to continue) with the successor to the business for a reasonable transition period of up to one year and (B) such Participant uses his best efforts to effect the Divestiture, then such Participant’s Time Vesting Units will fully vest: and
(ii) With respect to the Performance Vesting Units, if the Participant was employed in connection with the business unit involved in the Divestiture, and if (A) such Participant continues (or offers to continue) with the successor to the business for a reasonable transition period of up to one year, (B) such Participant uses his best efforts to effect the Divestiture and (C) the business unit involved in the Divestiture has met or exceeded its Base Case Business Plan at the date of such Divestiture, then such Participant’s Performance Vesting Interests will remain outstanding (i.e., waiver of continuing service condition) and vest when, and if, the MOIC and subsequent IPO, Change of Control or Qualified Leveraged Recapitalization occurs; provided such vesting occurs within 2 years following such Transition Termination. Any unvested portion of the Performance Vesting Interests which thereafter remain unvested will be forfeited.
(c)    Reorganization. In the event of a Transition Termination in connection with a Reorganization, and if the business unit in respect of which such Participant was employed exceeded its Base Case Business Plan at the time of such Reorganization, then a Pro-Rata Portion (as defined below) of the Participant’s Performance Vesting Interests will remain outstanding (i.e., waiver of service condition) and will vest when, and if, the MOIC and subsequent IPO, Change of Control or Qualified Leveraged Recapitalization occurs; provided such vesting occurs within 2 years following such Transition Termination. Any unvested portion of the Performance Vesting Interests which thereafter remain unvested will be forfeited.
“Pro-Rata Portion” shall mean, for purposes of determining vesting in connection with a Reorganization as described above, (x) the number of days a Participant was employed from the Merger to the date of termination of employment divided by (y) 1,461.

(d)    Long Service. In the event a Participant remains employed by the Employer through the fourth anniversary of the Merger, then, in the event of any subsequent termination of the Participant’s employment by the Employer without Cause or by the Participant for Good Reason, with respect to Performance Vesting Interests, in the event that a transaction or transactions occur within the 12 month period following termination which would have resulted in vesting of any portion of the Performance Vesting Interests, the Participant shall be deemed vested in those interests.
(e)    Required Sale. In addition, in the event of a Required Sale (as defined in the LP Agreement) which is made applicable to the Performance Vesting Units pursuant to Section 4.5 of the LP Agreement, the Performance Vesting Units shall, to the extent not previously vested, vest based upon the MOIC implied by the Change of Control to which such Required Sale relates (assuming for such purpose only that the Partners received a distribution with respect to the sale of all of their then remaining Class A Interests at the price per Class A Interest received in connection with such Change of Control).
(f)    CEO Resignation Event. Upon the occurrence of a CEO Resignation Event (as that term is defined in the Employment Agreement), 50% of the Performance Vesting Units (to the extent not previously vested) shall remain outstanding (the “Retained Performance Equity”) and shall vest when, and if, the MOIC and subsequent IPO, Change of Control or Qualified Leveraged Recapitalization occurs; provided that the Partnership does not repurchase the Retained Performance Equity pursuant to Section VI(F) of the Plan or Section 10 hereof.
5.    Rights as Holder of Profits Interest Units. The Participant shall be the record owner of the Profits Interest Units granted hereunder unless and until such Profits Interest Units are forfeited pursuant to Section 3 or 4, repurchased pursuant to Section VI(F) of the Plan or Section 10 hereof or transferred in accordance with Section 7, and as record owner shall be entitled to all rights of a holder of Profits Interest Units; provided, that the Profits Interest Units shall be subject to the limitations on transfer and encumbrance set forth in this Agreement, the Plan and the LP Agreement.
6.    Investment Intent; Other Representations of Participant.
(a)    Investment Intent. The Participant hereby represents and warrants that the Profits Interest Units must be held for investment purposes and are not being received with a view to distribution thereof, and covenants and agrees to make such other reasonable and customary representations as requested by the Partnership regarding matters relevant to compliance with applicable securities laws as are deemed necessary by counsel to the Partnership; and
(b)    No Reliance on the Partnership. In making his or her investment decision with respect to the receipt of the Profits Interest Units, the Participant has not

relied upon the Partnership or any of its Affiliates, or any representative thereof for any advice of any sort, including, but not limited to tax or securities law advice.
7.    Transferability. The Participant may Transfer, directly or indirectly, any Profits Interest Unit or any interest in any Profits Interest Unit only with the prior written consent of the General Partner, which consent shall be withheld or granted in the sole discretion of the General Partner, or as otherwise expressly permitted or required under the LP Agreement. Any purported assignment, transfer or grant by the Participant, directly or indirectly, of any Profits Interest Unit or any interest in any Profits Interest Unit which is made without such prior written consent or pursuant to the terms of the LP Agreement shall be entirely null and void, ab initio.
8.    Section 83(b) Election and Certain Related Income Tax Considerations. As a condition subsequent to the issuance of the Profits Interest Units pursuant to this Agreement, the Participant shall execute and deliver to the Partnership, the entity to whom the Participant provides services and the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”). The Participant hereby acknowledges that (x) the Partnership has not provided, and is not hereby providing, the Participant with tax advice regarding the 83(b) Election and has urged the Participant to consult the Participant’s own tax advisor with respect to the income taxation consequences thereof, and (y) the Partnership has not advised the Participant to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Election and will have no liability to the Participant if the actual fair market value of the Profits Interest Units on the date hereof exceeds the amount specified in the 83(b) Election.
9.    Becoming a Partner of The Partnership; No Access to Information Regarding The Partnership. As a further condition to the issuance of the Profits Interest Units pursuant to this Agreement, the Participant shall execute and deliver to the Partnership a copy of the LP Agreement, together with such other documents as the General Partner may require, evidencing such Participant’s status as a “Partner” (as defined in the LP Agreement) of the Partnership. Notwithstanding the Participant’s status as a Partner of the Partnership, the Participant shall have no right, solely by virtue of holding a Profits Interest Unit, to (a) examine the books and records of or any other information of the Partnership or (b) obtain any information about the identities of the other Partners of the Partnership (or of the size or nature of such other Partners’ interests in the Partnership).
10.    General Partner Right to Repurchase Profits Interest Units on Termination of Employment/Limited Put Rights.
(a) The Profits Interest Units are subject to the Partnership’s right of repurchase pursuant to Section VI (F) of the Plan; provided that it is expressly agreed that such right of repurchase shall not apply to the Immediately Vested Interests (the “Repurchase Right Exception”). In addition, the Participant (or the Participant’s legal representative in the event of the Participant’s death) shall have the right, but not the obligation, to require the Issuer to purchase their Profits Interest Units at Fair Market Value in the event of the Participant’s death or termination of employment due to Disability, determined as of the date of exercise of such right (which shall constitute a Put Right) provided that (i) such Put Right may only be exercised within 90 days following such death or termination due to Disability, (ii) the maximum dollar value of Profits Interest that the Issuer will be required to purchase from the Participant or their estate shall be $5,000,000 in any single calendar year and (iii) in no event shall the Issuer be obligated to purchase more than $20,000,000 worth of Profits Interest Units from all Participants as a group due to exercise of a Put Right on death or termination due to Disability in any single calendar year; provided that, to the extent limited as provided above, any portion of the Profits Interest not purchased as a result of such limitation shall be subject to a subsequent Put Right to the extent permitted under clauses (ii) and (iii) and, to the extent not permitted, when such limitations would no longer prohibit exercise of such Put Rights. Any Profits Interest Units not repurchased pursuant to such Put Right shall remain subject to the General Partner’s right of repurchase under Section VI(F) of the Plan and to the extent not so repurchased shall thereafter remain outstanding to the Participant (or legal representative), subject to the LP Agreement.
(b) In addition to the general rights of repurchase set forth in Section VI (F) of the Plan, in the event of a CEO Resignation Event, the General Partner shall have the right, but not the obligation, in its sole discretion, to during the six month period commencing on the date of the Participant’s termination of employment due to a CEO Resignation Event make or cause to be made a payment to the Participant in consideration for the cancellation of the Retained Performance Equity then held by the Participant in an amount equal to the Redemption Value (as defined below). Such right of repurchase shall constitute a Call Right under the Plan.
“Redemption Value” shall mean the aggregate Fair Market Value per Unit of each Unit so included in the Retained Performance Equity; provided that the portion of the Retained Performance Equity, if any, which would have vested upon such event due to achievement of the applicable MOIC vesting target would have a value equal to the amount of distributions that would have been paid with respect to such vested Retained Performance Equity and the portion of the Retained Performance Equity, if any, that would not have vested upon such event due to failure to achieve the applicable MOIC vesting condition will be deemed to have a value of $0.00.
The term “Fair Market Value” used in connection with the Redemption Value and the repurchase of Units in connection therewith shall mean the fair market value per Unit as determined by the General Partner in good faith based upon the going concern value of the Company and the fair value of all its Units derived therefrom (determined based on customary valuation techniques) and then, after determining the going concern value and fair value, based upon the amount such Unit would have received as a distribution of such amounts upon of a liquidation of the Company as of the date of determination, provided that, for the avoidance of doubt, no valuation discount (including without limitation for lack of marketability or for minority interest) shall be taken into account when such determination is made and provided further that, for purposes of this Agreement, if such determination is disputed by Executive, if requested by Executive in writing within 5 days following the General Partner’s communication of such determined fair market value, an independent internationally recognized expert financial advisory or valuation expert selected by the General Partner and reasonably acceptable to Executive will make the determination based upon the same methodology (a “Third Party Valuation”). The Company shall bear the cost of the Third Party Valuation; provided that if the fair market value as determined by the Third Party Valuation is within 110% of the fair market value as initially determined by the General Partner, Executive shall bear the full cost of such Third Party Valuation.
(c) Notwithstanding the foregoing, if the Participant exercises a Put Right, the Participant shall have the right to rescind the exercise of such Put Right within five (5) days following the General Partner’s notice to the Partnership of its determination of the Fair Market Value of the Profits Interest Units subject to the Put Right or, in the event the Participant has exercised its right to a Third Party Valuation within five (5) days following the receipt of the General Partner’s notice of the determination of Fair Market Value, within five (5) days following the receipt of the Third Party Valuation.
11.    LP Agreement. Neither the adoption of the Plan nor the grant of any Profits Interest Units pursuant to this Agreement shall restrict in any way the adoption of any amendment to the LP Agreement in accordance with the terms of such agreement.
12.    Notices. Any notice necessary under this Agreement shall be addressed to the Partnership at the principal executive office of the Partnership and to the Participant at the address appearing in the personnel records of the Partnership (or one of the Partnership’s Affiliates) for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.    Choice of Law; Forum. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF

DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT; (II) AGREES THAT THE SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PERSON’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF DELAWARE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH HEREIN IN THE IMMEDIATELY PRECEDING CLAUSE (I); AND (III) IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND INSTRUMENTS DELIVERED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
15.    Profits Interest Units Subject to Plan and LP Agreement. By entering into this Agreement the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and the LP Agreement and (ii) the Profits Interest Units are subject to the Plan and the LP Agreement, the terms and provisions of such Plan and LP Agreement are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein or therein, the LP Agreement shall govern and prevail, and then in decreasing order of seniority, the Plan and lastly, this Agreement; provided that the Repurchase Right Exception set forth in Section 10(a) of this Agreement shall not be treated as such a conflict.
16.    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

17.    Definitional Provisions. Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time amended, modified or supplemented, including by succession of successor rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of Profits Interest Units means such Profits Interest Units as appropriately adjusted to give effect to any share combinations, restructuring or other capitalizations of the Partnership or its capital structure. Any reference herein to the holder of a particular class or series of Profits Interest Units shall be a reference to such Person solely in its capacity as a holder of that particular class or series of such Profits Interest Units.
18.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CHIRON GUERNSEY HOLDINGS L.P., INC.

By: CHIRON HOLDINGS GP, INC., its General Partner
By:
Name:
Title:

By: JOE WOODY